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                        AMERICAN TECHNICAL CERAMICS CORP.
                           MANAGER'S PROFIT BONUS PLAN

         This manager's profit bonus plan is adopted by American Technical Ceramics Corp., a Delaware corporation (the "Corporation"), effective as of January 1, 2000.

         WHEREAS, the Corporation has benefited from the efforts of the loyal and productive managers of its business units; and

         WHEREAS, the Corporation is desirous of continuing to retain and attract a loyal and productive workforce and to reward its current managers for their efforts on behalf of the Corporation; and

         WHEREAS, the Corporation is desirous of establishing a program which will enable eligible managers to participate in the profits of the Corporation;

         NOW, THEREFORE, the Company does hereby establish the American Technical Ceramics Manager's Profit Bonus Plan (as may be amended from time to time, this "Plan") as set forth herein.

                                    ARTICLE I
                               NATURE OF THE PLAN

         1.1 IN GENERAL. This Plan is intended to allow Eligible Managers (as hereinafter defined) to share in the profits of the Corporation to the extent provided in this Plan.

         1.2 EXEMPTION FROM ERISA COVERAGE. This Plan is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         1.3 EFFECTIVE DATE. This Plan shall be effective with respect to periods beginning January 1, 2000 and shall remain in effect until terminated as provided herein.

                                   ARTICLE II
                                   DEFINITIONS

         2.1 "BOARD" or "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.

         2.2 "BONUS POOL" shall mean, for each Fiscal Quarter, the dollar amount of funds to be contributed by the Corporation to this Plan in respect of such Fiscal Quarter determined in accordance with Article IV hereof.

         2.3 "COMMITTEE" shall have the meaning set forth in Section 6.1 hereof.

         2.4 "CORPORATION" shall have the meaning set forth in the preamble hereto.

         2.5 "DISTRIBUTION DATE" shall mean a date determined by the Committee which shall be within fifteen days following the issuance of each news release reporting the Corporation's quarterly earnings.

         2.6 "ELIGIBLE MANAGER" shall mean any Manager who is not an Excluded Category Manager who is eligible to participate in the Plan in accordance with the provisions of Article III of this Plan.

         2.7 "EXCLUDED CATEGORY MANAGER" shall mean any Manager holding any one or more of the following titles or falling into one or more of the following categories:

                   a. Any Manager currently participating in a commission plan maintained by the Corporation, except as permitted by the Board or the Committee on a case-by-case basis;

                   b. Any Manager currently participating in an incentive plan maintained or sponsored by the Corporation or who otherwise receives any bonus, incentive or contingent compensation of any kind, except as permitted by the Board or the Committee on a case-by-case basis;

                   c. Any other Manager or category of Manager who the Board or the Committee may designate from time to time as an Excluded Category Manager;


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         2.8 "FISCAL QUARTER" shall mean each of the fiscal quarters of the
Corporation which currently end on March 31, June 30, September 30, and December 31 of each Fiscal Year.

         2.9 "FISCAL YEAR" shall mean the fiscal year of the Corporation which currently begins on July 1 and ends on the following June 30.

         2.10 "LOSS" shall mean the net loss of the Corporation for a Fiscal Quarter before provisions for federal, state and local income taxes as reflected in its audited financial statements for such Fiscal Quarter prepared in accordance with generally accepted accounting principals.

         2.11 "MANAGER" shall mean any individual who is a full-time common law employee of the Corporation and who is designated as a Manager within a particular business unit of the Corporation, including, without limitation, the Corporation's managers of advertising, facilities, maintenance, management information systems (MIS), personnel, production, and public relations. Unless the Board of the Corporation determines otherwise in any specific case, the term "Manager" shall not include any officer of the Corporation, or any employee who, in the opinion of the Board or the Committee, (i) performs functions customarily performed by any officer, (ii) supervises any principal business unit, division or function, or (iii) performs any policy making function.

         2.12 "PLAN" shall have the meaning set forth in the fourth recital hereto.

         2.10 "PROFITS" shall mean the net income of the Corporation for a Fiscal Quarter before provision for federal, state and local income taxes as reflected in its audited financial statements for such Fiscal Quarter prepared in accordance with generally accepted accounting principles.

                                   ARTICLE III
                                   ELIGIBILITY

         3.1 ELIGIBILITY REQUIREMENTS. Subject to Section 3.2 of this Plan, all Managers of the Corporation, other than Excluded Category Managers, who were actively employed on or before the first day of any Fiscal Quarter shall be eligible to participate in the Plan for such Fiscal Quarter. Any questions concerning a Manager's status for purposes of participating in the Plan shall be determined by the Committee (or, if no Committee has been appointed, the Board) in its sole discretion.

         3.2 CHANGE IN STATUS. For purposes of the Plan, an employee or Excluded Category Manager who, as a result of a change in employment status or otherwise becomes a Manager or is no longer an Excluded Category Manager shall become eligible to participate in the Plan on the first day of the next Fiscal Quarter after such change in status. An Eligible Manager who, as a result of a change in employment status or otherwise, is no longer a Manager or who becomes an Excluded Category Manager, shall cease his or her participation in this Plan on the date his or her status changes. If an Eligible Manager ceases to be an Eligible Manager on or prior to the last day of any Fiscal Quarter, he or she shall not be eligible to participate in the Plan in respect of such Fiscal Quarter unless the Board, in its sole discretion, determines otherwise. If, however, an Eligible Manager ceases to be an Eligible Manager after the last day of a Fiscal Quarter he or she shall still be eligible to participate in the Plan with respect to the Fiscal Quarter just concluded, provided he or she is still employed by the Corporation on the applicable Distribution Date.

                                   ARTICLE IV
                         DETERMINATION OF THE BONUS POOL

         4.1 DETERMINATION OF CONTRIBUTION PERCENTAGE. The Board, in its sole discretion, shall determine the percentage of the Profits in respect of each Fiscal Quarter which will be contributed to the Plan. Such determination may be made prior to, during or after the end of each Fiscal Quarter, although it is expected that, in general, said percentage will be determined prior to the commencement of the applicable Fiscal Quarter. For each of the Fiscal Quarters ending March 31, 2000 and June 30, 2000, the applicable percentage shall be 2.5% of Profits in respect of such Fiscal Quarter. In no event shall the aggregate percentage of the Corporation's Profits to be contributed to the Plan in respect of any Fiscal Quarter exceed 2.5% of such Profits. The Board, for any reason or for no reason, in its sole discretion, may elect not to contribute any of the Profits in respect of any Fiscal Quarter to the Plan regardless of the level of Profits.


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         4.2 CALCULATION OF BONUS POOL. The amount which will be contributed to the Plan on account of a Fiscal Quarter and which shall constitute the Bonus Pool for such Fiscal Quarter shall be determined by multiplying the percentage determined in Section 4.1 by the amount of the Corporation's Profits, if any, in respect of such Fiscal Quarter. In the event that the Corporation sustains Losses, rather than Profits, in any Fiscal Quarter, the Bonus Pool for such Fiscal Quarter shall be zero and no amount will be contributed to the Plan in respect thereof. In addition, unless otherwise determined by the Board, should the Corporation sustain a Loss in any Fiscal Quarter, such Loss shall be applied to the first succeeding Fiscal Quarter during the same Fiscal Year in which the Corporation realizes Profits, such that, for purposes of calculating the amount to be contributed to the Plan, the amount of such Profits shall be reduced by the amount of any Losses not previously applied in such manner. Losses incurred in a Fiscal Quarter during a Fiscal Year shall not be applied to reduce Profits in any Fiscal Quarter other than a Fiscal Quarter falling within the same Fiscal Year. Any ambiguities regarding the Corporation's Profits or Losses in respect of any Fiscal Quarter shall be resolved by the Board, in its sole discretion.

                                    ARTICLE V
                  ALLOCATION OF BONUS POOL; PAYMENT OF BONUSES

         5.1 DETERMINATION OF BONUS RECIPIENTS. Each Fiscal Quarter, the Committee (or if no Committee has been appointed, the Board) shall determine which Managers are Eligible Managers in respect of such Fiscal Quarter. Subject to Section 3.2, each Eligible Manager shall receive an equal share of the Bonus Pool for each Fiscal Quarter.

         5.2 PAYMENT OF BONUSES. The bonuses determined in accordance with the provisions of this Article V shall be paid to Eligible Managers on or before each Distribution Date.

         5.3 TITLE TO FUNDS. Title to all funds under this Plan shall remain in the Corporation until said funds are actually distributed. The existence of this Plan or any allocation of funds shall not create any title or vested interest in any separate fund by any Manager.

                                   ARTICLE VI
                           ADMINISTRATION OF THE PLAN

         6.1 APPOINTMENT OF COMMITTEE. The Plan shall be administered by the Board. Alternatively, the Board may appoint a committee of not less than two persons (who need not be directors but who shall not be eligible to participate in this Plan) who shall be responsible for the administration and operation of this Plan and who shall have the duties, responsibilities and powers set forth in this Article VI (the "Committee").

         6.2 DUTIES AND RESPONSIBILITIES OF THE COMMITTEE. If appointed, the Committee shall have, without limitation, the following responsibilities:

              a. Determination of Eligible Managers.

              b. Calculation of each such Eligible Manager's share of the
                 Bonus Pool.

              c. Distribution of funds to Eligible Managers in accordance with the terms of the Plan.

              d. Establishing administrative rules and regulations of the Plan as necessary or appropriate.

              e. Resolving disputed issues and determining claims for
                 benefits.

              f. Resolving any ambiguities arising under the Plan concerning its operation and administration.

         6.3 RESERVATION OF RIGHTS BY BOARD. The Committee shall have no authority to determine the percentage of the Corporation's contribution to the Plan or to resolve ambiguities concerning the amount of the Corporation's Profits, which determinations shall be made solely by the Board.

         6.4 NO DUTY OF ENFORCEMENT. The Committee shall have no obligation to enforce the payment of any funds to any Eligible Manager and such payment shall be the sole responsibility of the Corporation.

         6.5 INDEMNIFICATION. The Corporation shall indemnify the Committee and its individual members for their actions performed in connection with the administration and operation of this Plan to the full extent provided by the Certificate of Incorporation and By-Laws of the Corporation and by applicable law.


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                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 AMENDMENT OR TERMINATION. The Plan may be amended or terminated by the Board at any time in its sole discretion.

         7.2 GENDER OR NUMBER. Except as otherwise clearly indicated by context, words in the masculine gender shall be deemed to include the feminine gender and vice versa. Words in the singular form shall be deemed to include the plural form and vice versa.

         7.3 CONTROLLING STATE LAW. This Plan shall be construed and enforced according to the laws of the state of New York.

         7.4 NO CONTRACT OF EMPLOYMENT. Neither participation in the Plan, establishment of the Plan or any modification thereof, nor payment of any benefit, shall give any Manager the right to be retained in the employ of the Corporation.

         7.5 NOTICES. All notices to the Corporation, the Board and the Committee shall be delivered to such party at the following address:

                American Technical Ceramics Corp.
                One Norden Lane
                Huntington Station, New York 11746
                Attention:  Kathleen M. Kelly, Vice President - Administration

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         IN WITNESS WHEREOF, American Technical Ceramics Corp. has caused these presents to be executed by its officers duly authorized this 1st day of January, 2000.

                                            AMERICAN TECHNICAL CERAMICS CORP.

                                            BY:
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